EXHIBIT 99

MONSANTO COMPANY

800 NORTH LINDBERGH BLVD

ST. LOUIS, MISSOURI 63167

RELEASE	Immediately

CONTACT	Media: Lee Quarles (314-694-2330)
Analysts: Scarlett Lee Foster (314-694-8148)

SEEDS AND TRAITS BUSINESS CONTRIBUTES TO STRONG RESULTS IN THIRD

QUARTER AND YEAR-TO-DATE FOR MONSANTO COMPANY

Monsanto sees increased use of its corn seeds and traits globally, company expects sixth consecutive year of branded corn market share gains in U.S.

St. Louis – June 28, 2007

($ in millions)	Third Quarter 2007	Third Quarter 2006	Nine Months 2007	Nine Months 2006
Net Sales by Segment
Corn seed and traits	$891	$ 502	$2,443	$1,580
Soybean seed and traits	325	311	868	933
Vegetable and fruit seed	170	142	444	415
All other crops seeds and traits	326	341	467	519
TOTAL Seeds and Genomics	$1,712	$1,296	$4,222	$3,447

Roundup and other glyphosate-based herbicides	$ 757	$ 654	$1,936	$1,630
All other agricultural productivity products	373	359	832	827
TOTAL Agricultural Productivity	$1,130	$1,013	$2,768	$2,457

TOTAL Net Sales	$2,842	$2,309	$6,990	$5,904

Gross Profit	$1,503	$1,169	$3,633	$3,039

Operating Expenses	$ 684	$ 614	$1,860	$1,686

Interest Expense – Net	$ 1	$ 25	$ 7	$ 63
Other Expense – Net	$ 12	$ 23	$ 32	$ 45

Net Income	$ 570	$ 334	$ 1,203	$ 833

Diluted Earnings per Share (See note 1.)	$ 1.03	$ 0.60	$ 2.17	$ 1.51
Items Affecting Comparability – EPS Impact
Loss (Income) on Discontinued Operations	$(0.01)	$ (0.02)	$ 0.01	$ (0.01)
Diluted Earnings per Share from Ongoing Business (For the definition of ongoing EPS, see note 2.)	$ 1.02	$ 0.58	$ 2.18	$ 1.50

Effective Tax Rate	29%	34%	30%	33%

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Comparison as a Percent of Net Sales:	Third Quarter 2007	Third Quarter 2006	Nine Months 2007	Nine Months 2006
Gross profit	53%	51%	52%	51%
Selling, general and administrative expenses (SG&A)	17%	19%	19%	20%
Research and development expenses	7%	8%	8%	9%
Income before income taxes and minority interest	28%	22%	25%	21%
Net income	20%	14%	17%	14%

Comment from Monsanto Chairman, President and Chief Executive Officer Hugh Grant:

“The 2007 season is shaping up to be an extraordinary year for agriculture. We’ve been able to deliver strong results through this point of the year, and we expect that our gains will contribute to added momentum for our business through the end of the decade.”

Market Conditions

The 2007 crop season is well under way throughout the Northern Hemisphere. In the United States, farmers planting corn, cotton and soybean worked with varied temperatures and conditions, including excessive dry and wet areas, as they worked to plant this season’s crops. Currently, reports from the U.S. Department of Agriculture (USDA) note that the majority of corn, cotton and soybean varieties are facing good crop growing conditions with the vast majority of these crops already having emerged. Monsanto continues to see strong customer demand for its branded corn seed products in the U.S. corn seed market. The company is also seeing strong customer demand for its branded corn seed products in key countries in Europe particularly in Italy, France and Germany.

In the Southern Hemisphere, the harvest season is underway. The USDA’s world production report suggests that corn farmers in Argentina and Brazil both experienced higher yields this season. Both countries are also expected to see higher production in soybeans as farmers expanded their planted crop areas. In India, Monsanto continues to see strong demand for its Bollgard insect-protected cotton technologies. In the 2007 season, Indian cotton farmers planted an estimated 13 to 14 million acres of Monsanto’s cotton trait technologies, or up by approximately two-thirds from last year.

Operations Update

Monsanto reported record net sales of $2.8 billion for the third quarter of fiscal year 2007, which were 23 percent higher than sales in the same period in fiscal year 2006. Key drivers for the quarter were increased corn seed and traits revenues in the United States, as well as higher sales of Roundup and other glyphosate-based herbicides in the North America and Europe-Africa regions. Increased sales in the current quarter were partially offset by lower cotton trait revenues in the United States, as farmers reduced the number of acres planted to cotton.

Net sales in the company’s first nine months of fiscal year 2007 resulted in year-to-date sales of $7.0 billion, which were 18 percent higher compared with sales in the same period last year. Key contributors to the company’s growth included higher U.S. corn seed and traits revenues, as well as higher sales of Roundup and other glyphosate-based herbicides globally. Sales in the first nine months were partially offset by lower soybean seed and trait revenues, as U.S. farmers reduced the number of acres planted in favor of corn. Results in the first three quarters also reflected lower cotton trait revenues, as the total number of acres planted in Australia and the United States were reduced compared with the prior year.

Monsanto’s net income for the third quarter of fiscal year 2007 was 71 percent higher than net income in the same period last year. For the first nine months of fiscal year 2007, net income was 44 percent higher than net income in the same period last year.

Earnings per share (EPS) for the third quarter of fiscal year 2007 was $1.03 on an as-reported basis, and $1.02 on an ongoing basis. Earnings per share (EPS) for the first nine months of fiscal year 2007 was $2.17 on an as-reported basis, and $2.18 on an ongoing basis. EPS results for the third quarter and first three quarters reflects the effect of discontinued operations for the Stoneville® and NexGen® cottonseed businesses. (For a reconciliation of ongoing EPS, see note 2.)

Cash Flow

For the first nine months of fiscal year 2007, net cash provided by operating activities was $89 million, compared with $184 million in the same period in 2006. Net cash required by investing activities was $410 million for the first nine months of 2007, compared with net cash required of $408 million for the same period last year. As a result, free cash flow was a use of $321 million for the first nine months of fiscal year 2007, compared with a use of $224 million in the same period in fiscal year 2006. (For a reconciliation of free cash flow, see note 2.) Free cash flow in the first three quarters, when compared with free cash in the same period last year, reflected higher net income which was more than offset by higher working capital. Net cash required by financing activities was $204 million for the first nine months of 2007, compared with net cash provided of $294 million for the same period last year.

Outlook

Earlier this month, Monsanto announced that it was increasing its fiscal year 2007 ongoing earnings per share (EPS) guidance to $1.75 to $1.80 per share, up from its prior guidance of $1.60 to $1.65 per share on an ongoing basis. The company’s ongoing EPS excludes the nonrecurring effect of the Stoneville and NexGen divestitures and the write-off of acquired in-process R&D associated with the acquisition of Delta and Pine Land Company (D&PL). On an as-reported basis, Monsanto expects EPS to be in the range of $1.36 to $1.54. (For a reconciliation of ongoing EPS, see note 2.)

The company expects that its free cash flow for fiscal year 2007 will now be in the range of a use of $250 million to a use of $200 million, compared with its previous guidance in the range of $875 million to $950 million. The company’s free cash flow guidance for the 2007 fiscal year reflects the cash effect of Monsanto’s $1.5 billion acquisition D&PL, net of cash acquired and debt assumed; as well as the receipt of $317 million for the sale of the Stoneville and NexGen cottonseed businesses. The company expects net cash provided by operating activities to be in the range of $1.71 billion to $1.76 billion, and net cash required by investing activities to be approximately $1.96 billion for fiscal year 2007. (For a reconciliation of free cash flow, see note 2.)

Monsanto’s fourth quarter is largely influenced by its U.S. cotton and U.S. Roundup business. The company historically records a loss in the fourth quarter. This year, the company announced that earnings from its recent D&PL acquisition will also be consolidated into its results beginning in the fourth quarter. The company continues to expect that D&PL earnings will be moderately dilutive, as it historically has reported a loss in the fourth quarter.

Related News

As part of today’s announcement, the company announced that it was revising its previously announced opportunities for its corn trait technologies in the United States. The company now estimates that:

▪	Glyphosate-tolerant corn has the potential to be grown on 80 million acres, up from its previous projection of 60 million acres;
▪	Corn Borer insect protection product has the potential to be grown on 60 to 70 million acres, up from its previously announced range of 50 to 60 million acres; and
▪

Rootworm insect protection product and higher-margin triple-trait corn technology now have the potential to be grown on 45 million acres, up from its previously announced range of 25 to 30 million acres.

Monsanto also announced that its Board of Directors recently approved a three-year, $610 million capital investment for the company’s U.S. corn production facilities. The investment plan includes expansions at nine existing corn production facilities, as well as two greenfield sites in the heart of the Corn Belt. This represents the largest reinvestment that Monsanto has made in its history as an ag company. Additional details related to the expansion have not been disclosed at this time.

Seeds and Genomics Segment Detail

($ in millions)	Net Sales				Gross Profit
Seeds and Genomics	Third Quarter 2007	Third Quarter 2006	Nine Months 2007	Nine Months 2006	Third Quarter 2007	Third Quarter 2006	Nine Months 2007	Nine Months 2006
Corn seed and traits	$ 891	$ 502	$2,443	$1,580	$530	$257	$1,543	$ 948
Soybean seed and traits	325	311	868	933	203	203	581	655
Vegetable and fruit seed	170	142	444	415	72	72	210	221
All other crops seeds and traits	326	341	467	519	241	262	321	361
TOTAL Seeds and Genomics	$1,712	$1,296	$4,222	$3,447	$1,046	$794	$2,655	$2,185

($ in millions)	Earnings Before Interest & Taxes (EBIT)
Seeds and Genomics	Third Quarter 2007	Third Quarter 2006	Nine Months 2007	Nine Months 2006
EBIT (For a reconciliation of EBIT, see note 2.)	$557	$393	$1,302	$1,027
Unusual Items Affecting EBIT
Income (Loss) on discontinued operations	$8	$19	$(5)	$11

The Seeds and Genomics segment consists of the company’s global seeds and related traits business, and genetic technology platforms.

Sales for Monsanto’s Seeds and Genomics segment were $1.7 billion for the third quarter of fiscal year 2007, or 32 percent higher than sales in the same period last year.

During the third quarter of fiscal year 2007, the company realized increased U.S. corn seed and traits revenue as strong customer demand for its branded corn seed products contributed to a sixth consecutive year of market share gains in the U.S. corn seed market. The increase could be as large as 4 or 5 percentage points, pending final returns, which would be the largest historical one-year gain for Monsanto brands in the corn seed market. Results in the quarter also benefited from higher corn seed sales internationally, particularly in the Europe-Africa region and Argentina.

Segment sales in the quarter were partially offset by lower cotton trait revenues in the United States, as farmers reduced the number of acres planted to cotton.

Sales for the segment were also higher for the first nine months of the 2007 fiscal year compared with sales in the same period last year. Sales for the first nine months were $4.2 billion, or 22 percent higher than sales in fiscal year 2006. The key drivers for growth in the third quarter were also the primary contributors to growth in the first three quarters of the fiscal year. Sales through the first nine months were partially offset by lower sales of soybean seeds and traits in the United States, as well as lower sales of cotton traits in Australia and the United States.

Agricultural Productivity Segment Detail

($ in millions)	Net Sales				Gross Profit
Agricultural Productivity	Third Quarter 2007	Third Quarter 2006	Nine Months 2007	Nine Months 2006	Third Quarter 2007	Third Quarter 2006	Nine Months 2007	Nine Months 2006
Roundup and other glyphosate-based herbicides	$757	$654	$1,936	$1,630	$286	$216	$635	$502
All other agricultural productivity products	373	359	832	827	171	159	343	352
TOTAL Agricultural Productivity	$1,130	$1,013	$2,768	$2,457	$457	$375	$978	$854

($ in millions)	Earnings Before Interest & Taxes (EBIT)
Agricultural Productivity	Third Quarter 2007	Third Quarter 2006	Nine Months 2007	Nine Months 2006
EBIT (For a reconciliation of EBIT, see note 2.)	$242	$147	$423	$280
Unusual Items Affecting EBIT	None	None	None	None

The Agricultural Productivity segment consists primarily of crop protection products, the lawn-and-garden herbicide business, and the company’s animal agricultural business.

Sales for Monsanto’s Agricultural Productivity segment were $1.1 billion for the third quarter of fiscal year 2007, or 12 percent higher compared with sales in the same period last year. Results in the quarter benefited from higher sales of Roundup and other glyphosate-based herbicides in the United States, the Europe-Africa region and Canada.

Sales for the segment were higher for the first three quarters of the 2007 fiscal year compared with sales in the same period last year. Segment sales through the first nine months were $2.8 billion or 13 percent higher than sales in the same period in fiscal year 2006. Results through the first three quarters benefited from higher sales of Roundup and other glyphosate-based herbicides globally, primarily in Brazil, the United States, the Europe-Africa region, Canada and Argentina.

Preliminary Trait Acreage Report

As part of today’s announcement, Monsanto also published a preliminary report on the company’s biotech trait acreage for fiscal year 2007. This report is available on Monsanto’s web site.

Webcast Information

In conjunction with this announcement, Monsanto will hold a conference call at 8:30 a.m. central time (9:30 a.m. eastern time) today. The call will focus on these results and future expectations. The call may also include a discussion of Monsanto’s strategic initiatives, product performance and other matters related to the company’s business.

Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company’s web site at http://www.monsanto.com/monsanto/layout/investor/. Visitors may need to download Windows Media Player™ prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto web site for three weeks.

About Monsanto Company

Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. For more information on Monsanto, see www.monsanto.com.

Cautionary Statements Regarding Forward-Looking Information:

Certain statements contained in this release are "forward-looking statements," such as statements concerning the company's anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company's actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company's exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company's research and development activities; the outcomes of major lawsuits, including proceedings related to Solutia Inc.; developments related to foreign currencies and economies; successful completion and operation of recent acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company's estimates related to distribution inventory levels; the company's ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company's facilities; and other risks and factors detailed in the company's most recent periodic report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Notes to editors: Bollgard, Roundup, Roundup Ready and YieldGard are registered trademarks owned by Monsanto Company and its wholly owned subsidiaries. All other trademarks are the property of their respective owners.

References to Roundup herbicides in this release mean Roundup branded herbicides, excluding lawn-and-garden herbicide products, and references to “Roundup and other glyphosate-based herbicides” exclude all lawn-and-garden herbicides.

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Monsanto Company

Selected Financial Information

(Dollars in millions, except per share amounts)

Unaudited

Statements of Consolidated Operations	Three Months Ended May 31, 2007	Three Months Ended May 31, 2006	Nine Months Ended May 31, 2007	Nine Months Ended May 31, 2006
Net Sales	$ 2,842	$ 2,309	$ 6,990	$ 5,904
Cost of Goods Sold	1,339	1,140	3,357	2,865
Gross Profit	1,503	1,169	3,633	3,039
Operating Expenses:
Selling, General and Administrative Expenses	487	429	1,299	1,167
Research and Development Expenses	190	187	554	521
Acquired In-Process Research and Development	7	—	7	—
Restructuring Reversals	—	(2)	—	(2)
Total Operating Expenses	684	614	1,860	1,686
Income From Operations	819	555	1,773	1,353
Interest Expense	29	35	96	100
Interest Income	(28)	(10)	(89)	(37)
Solutia-Related Expenses	4	7	23	20
Other Expense (Income) – Net	8	16	9	25
Income Before Income Taxes and Minority Interest	806	507	1,734	1,245
Income Tax Provision	231	174	521	407
Minority Interest Expense (Income)	10	11	7	12
Net Income from Continuing Operations	$ 565	$ 322	$ 1,206	$ 826
Discontinued Operations:
Income (Loss) from Operations of Discontinued Businesses	8	19	(5)	11
Income Tax Expense (Benefit)	3	7	(2)	4
Income (Loss) on Discontinued Operations	5	12	(3)	7
Net Income	$ 570	$ 334	$ 1,203	$ 833
EBIT (see note 2)	$ 799	$ 540	$ 1,725	$ 1,307

Basic Earnings per Share (see note 1):
Income from Continuing Operations	$ 1.04	$ 0.60	$ 2.22	$ 1.53
Income (Loss) from Discontinued Operations	0.01	0.02	(0.01)	0.01
Net Income	$ 1.05	$ 0.62	$ 2.21	$ 1.54

Diluted Earnings per Share (see note 1):
Income from Continuing Operations	$ 1.02	$ 0.58	$ 2.18	$ 1.50
Income (Loss) from Discontinued Operations	0.01	0.02	(0.01)	0.01
Net Income	$ 1.03	$ 0.60	$ 2.17	$ 1.51

Weighted Average Shares Outstanding (see note 1):
Basic	544.4	541.6	543.7	539.2
Diluted	555.2	552.3	554.4	551.0

Monsanto Company

Selected Financial Information

(Dollars in millions)

Unaudited

Condensed Statements of Consolidated Financial Position	As of May 31, 2007	As of Aug. 31, 2006
Assets

Current Assets:
Cash and Cash Equivalents	$ 994	$ 1,460
Short-Term Investments	—	22
Trade Receivables – Net of Allowances of $326 and $298, Respectively	3,414	1,455
Miscellaneous Receivables	422	344
Deferred Tax Assets	389	390
Inventories	1,664	1,688
Assets of Discontinued Operations	58	6
Other Current Assets	68	96
Total Current Assets	7,009	5,461

Property, Plant and Equipment – Net of Accumulated Depreciation of $3,221 and $2,999, respectively	2,467	2,418
Goodwill	1,530	1,522
Other Intangible Assets – Net	1,155	1,229
Noncurrent Deferred Tax Assets	693	625
Noncurrent Assets of Discontinued Operations	130	—
Other Assets	488	473
Total Assets	$13,472	$11,728

Liabilities and Shareowners’ Equity

Current Liabilities:
Short-Term Debt, Including Current Portion of Long-Term Debt	$ 561	$ 28
Accounts Payable	493	514
Income Taxes Payable	364	234
Accrued Compensation and Benefits	287	295
Accrued Marketing Programs	591	494
Deferred Revenues	90	120
Grower Accruals	57	26
Liabilities of Discontinued Operations	24	2
Miscellaneous Short-Term Accruals	654	566
Total Current Liabilities	3,121	2,279

Long-Term Debt	1,150	1,639
Postretirement Liabilities	576	600
Long-Term Portion of Solutia-Related Reserve	121	155
Noncurrent Liabilities of Discontinued Operations	5	—
Other Liabilities	569	530
Shareowners’ Equity	7,930	6,525
Total Liabilities and Shareowners’ Equity	$13,472	$11,728

Debt to Capital Ratio:	18%	20%

Monsanto Company

Selected Financial Information

(Dollars in millions)

Unaudited

Statements of Consolidated Cash Flows	Nine Months Ended May 31, 2007	Nine Months Ended May 31, 2006
Operating Activities:
Net Income	$ 1,203	$ 833
Adjustments to Reconcile Cash Provided by Operations:
Items That Did Not Require (Provide) Cash:
Depreciation and Amortization Expense	386	386
Bad-Debt Expense	29	40
Stock-Based Compensation Expense	54	47
Excess Tax Benefits from Stock-Based Compensation	(49)	(81)
Deferred Income Taxes	(10)	159
Equity Affiliate Expense – Net	30	21
Acquired In-Process Research and Development	7	—
Other Items	(1)	30
Changes in Assets and Liabilities That Provided (Required) Cash, Net of Acquisitions:
Trade Receivables	(1,969)	(1,368)
Inventories	91	(51)
Accounts Payable and Other Accrued Liabilities	421	176
PCB Litigation Settlement Proceeds	21	21
Solutia-Related Payments	(28)	(23)
Other Items	(96)	(6)
Net Cash Provided by Operating Activities	89	184

Cash Flows Provided (Required) by Investing Activities:
Purchases of Short-Term Investments	—	(21)
Maturities of Short-Term Investments	22	150
Capital Expenditures	(297)	(234)
Acquisitions of Businesses, Net of Cash Acquired	(125)	(185)
Technology and Other Investments	(35)	(128)
Other Investments and Property Disposal Proceeds	25	10
Net Cash Required by Investing Activities	(410)	(408)

Cash Flows Provided (Required) by Financing Activities:
Net Change in Financing With Less Than 90-Day Maturities	265	448
Short-Term Debt Proceeds	—	6
Short-Term Debt Reductions	(8)	(26)
Long-Term Debt Proceeds	4	4
Long-Term Debt Reductions	(277)	(78)
Payments on Other Financing	(4)	(5)
Treasury Stock Purchases	(101)	(87)
Stock Option Exercises	59	105
Excess Tax Benefits From Stock-Based Compensation	49	81
Dividend Payments	(191)	(154)
Net Cash Provided (Required) by Financing Activities	(204)	294
Effect of Exchange Rate Changes on Cash and Cash Equivalents	59	—
Net Increase (Decrease) in Cash and Cash Equivalents	(466)	70
Cash and Cash Equivalents at Beginning of Period	1,460	525
Cash and Cash Equivalents at End of Period	$ 994	$ 595

Monsanto Company

Selected Financial Information

(Dollars in millions)

Unaudited

1.	All earnings per share figures have been adjusted to reflect the company’s two-for-one stock split which was paid on July 28, 2006, in the form of a 100 percent stock dividend.

2.

EBIT, Ongoing EPS and Free Cash Flow: The presentations of EBIT, ongoing EPS and free cash flow are not intended to replace net income (loss), cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States. The following tables reconcile EBIT, ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EBIT to Net Income (Loss): EBIT is defined as earnings (loss) before interest and taxes. Earnings (loss) is intended to mean net income (loss) as presented in the Statements of Consolidated Operations under GAAP. The following table reconciles EBIT to the most directly comparable financial measure, which is net income (loss).

	Three Months Ended May 31,		Nine Months Ended May 31,
	2007	2006	2007	2006
EBIT – Seeds and Genomics Segment	$ 557	$ 393	$ 1,302	$ 1,027
EBIT – Agricultural Productivity Segment	242	147	423	280
EBIT– Total (A)	799	540	1,725	1,307
Interest Expense – Net	1	25	7	63
Income Tax Provision(B)	228	181	515	411
Net Income	$ 570	$ 334	$ 1,203	$ 833

(A)	Includes income (loss) from discontinued operations.

(B)	Includes the income tax benefit on minority interest expense and the income tax provision (benefit) from discontinued operations.

Reconciliation of EPS to Ongoing EPS: Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Fiscal Year 2007 Target	Three Months Ended May 31, 2007	Three Months Ended May 31, 2006	Nine Months Ended May 31, 2007	Nine Months Ended May 31, 2006
Diluted Earnings per Share	$1.36-$1.54	$1.03	$0.60	$2.17	$1.51
Loss (Income) on Discontinued Operations	$0.01	$(0.01)	$(0.02)	$0.01	$(0.01)
In-Process R&D Write- Off Related to the Delta & Pine Land Acquisition	$0.25-$0.38	—	—	—	—
Diluted Earnings per Share from Ongoing Basis	$1.75-$1.80	$1.02	$0.58	$2.18	$1.50

Reconciliation of Free Cash Flow: Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release. With respect to the fiscal year 2007 free cash flow target, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year 2007 Target	Nine Months Ended May 31,
		2007	2006
Net Cash Provided by Operating Activities	$1,710 - $1,760	$ 89	$ 184
Net Cash Required by Investing Activities	(1,960)	(410)	(408)
Free Cash Flow	$(250) – $(200)	(321)	(224)
Net Cash Provided (Required) by Financing Activities	N/A	(204)	294
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	59	—
Net Increase (Decrease) in Cash and Cash Equivalents	N/A	(466)	70
Cash and Cash Equivalents at Beginning of Period	N/A	1,460	525
Cash and Cash Equivalents at End of Period	N/A	$ 994	$ 595